EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

L-1 Identity Solutions Reports First Quarter 2010 Financial Results

STAMFORD, CT. — May 5, 2010 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced financial results for the first quarter ended March 31, 2010.

Revenue in the first quarter of 2010 was $148.2 million compared to $150.2 million in the first quarter of 2009, a decrease of $2.0 million or one percent. The quarter had $5.0 million in new revenue from the New York (NY) State Division of Criminal Justice Services enrollment contract which was awarded in April 2009 and is now fully operational across 97 sites serving seven major Agencies with additional groups expected to join over time. Revenue growth from the NY enrollment services contract was offset by $7.0 million of revenues from the Department of State Passport Card program and fewer HIIDE shipments recognized in the first quarter of 2009 due to the initial surge in Afghanistan. The majority of full year revenue expected from the Passport Card and HIIDE programs will be recognized in the second half of 2010.

Gross margin in the first quarter of 2010 was 27 percent compared to 29 percent for the first quarter of 2009, reflecting the impact of an increased revenue contribution from enrollment services relative to higher-margin solutions such as the U.S. Passport Card and HIIDETM.

First quarter 2010 operating expense as a percentage of revenue was 27 percent compared to 26 percent in the comparable period of 2009. Non-cash stock compensation-related expense and higher bids and proposal costs for potential new government consulting services awards accounted for the slight increase year-over-year. This was partially offset by decreased operating expenses from the integration of the Enterprise Access Division into the Biometrics Division, as well as other cost savings.

As a result, Adjusted EBITDA for the first quarter of 2010 was $16.8 million compared to $19.3 million for the same period in the prior year.

Backlog at the end of the first quarter of 2010 remained unchanged from the fourth quarter of 2009 at over $1.3 billion. This compared to backlog of $1.1 billion at the end of the first quarter ended March 31, 2009.

L-1 reported a first quarter 2010 net loss of $7.5 million, or ($0.09) per basic and diluted share compared to a net loss of $3.8 million, or ($0.04) per basic and diluted share in the first quarter of 2009, including stock based compensation. Excluding stock based compensation, basic and diluted EPS was ($0.03) for the first quarter of 2010 and ($0.01) for the same period in 2009. This is based on weighted average basic and diluted shares outstanding of 86.9 million in the first quarter of 2010 compared to 84.5 million in the prior year period.

Guidance for the first half of the year remains unchanged with revenue expected to be in the range of $340.0 million - $350.0 million and Adjusted EBITDA of $42.0 million - $45.0 million. Second quarter sequential revenue growth of approximately $44.0 million - $54.0 million is expected to be comprised of $27.0 million from backlog or sole source awards on existing programs of which $17.0 million is in backlog and $10.0 million is from an expected license capacity expansion with an existing customer. The remaining $17.0 million - $27.0 million is expected to come from identified follow-on and new business contracts actively being pursued across all L-1 business units; if achieved in the quarter, L-1 could exceed second quarter and first half EBITDA expectations. Margins and EBITDA also are expected to improve due to greater contributions from software and solutions.

“We believe the groundwork established by our divisions in the first quarter, and the investment made in our driver’s license business throughout ’09 and ‘10, has positioned us well to capitalize on significant opportunities in the second half of the year,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “We believe our facial and iris recognition solutions give us a competitive advantage on domestic and international identity programs. Our Intelligence services are well positioned particularly in light of recent terrorist incidents and we have experienced significant growth on a number of Homeland Security-related programs which will be realized as the year progresses. We are expanding our enrollment capabilities into new markets and the division is capitalizing on international opportunities.”

First Quarter Business Highlights

●
International growth in mobile identification solutions included new border control-related awards in Poland and an expansion of an existing contract with a Middle Eastern customer signed early in the second quarter. Tata Consulting Services also took delivery of several hundred additional L-1 biometric hardware devices for use in a Passport program.

●
L-1 signed a contract with a South Asian customer to provide an ABIS facial recognition solution for verifying identities before a citizen is issued a National ID Card or Passport. The program is one of the world’s largest face recognition systems, expected to reach 130 million images in the next several years.

●
With more than 90 countries having or expecting to have biometric passports over the next several years, demand for automated border crossing systems is expected to increase dramatically. L-1 is marketing its automated border crossing system to several European airports where it is being considered for implementation based on its strong performance as part of the pilot project in the Frankfort airport.

●
The acquisition of the Retica intellectual property in April 2010 has expanded the reach of L-1 iris solutions to now include iris capture while a person is in motion and at a distance. Mobile EyesTM is a proposed solution for an existing large civilian ID program and if awarded would generate significant value for the biometrics business in 2010. Further development is planned for Eagle Eyes to fully commercialize the technology.

●	L-1 obtained a U.S. Citizenship and Immigration Services (USCIS) award for live scan multi-biometric capture solutions valued at $9.9 million.

●
The latest access control solution utilizing L-1’s 4G platform was released in the first quarter. It is the first solution from L-1 to use finger vein recognition technology. Demand is building for the innovative new 4G platform upon which this and other products are built; more than 5,000 4G access control units were shipped in the quarter. Existing pilot programs for the outdoor readers at the nation’s ports continue and L-1 shipped additional 4G outdoor Extreme units for new port projects in the quarter.

●
Secure credentialing had a strong start to the year with contracts awarded for State, Local & international markets totaling $101.0 million in the quarter. L-1 continues to successfully implement the 19 programs awarded in 2009. In addition, current bids outstanding for competitive and sole source contracts are expected to generate revenue in excess of $135.0 million if awarded.

●	Self-service kiosks designed to offer a more convenient method for replacing and renewing driver’s licenses which were introduced in the fourth quarter of 2009 continue to gain momentum. Additional U.S. States have expressed strong interest in adding the self-service solution. The kiosks are enabling a transformational shift in the delivery of Department of Motor Vehicles (DMV) services, with some States intending to locate kiosks outside of DMV offices and in public centers such as shopping malls and libraries.

●
As a result of Alclear LLC winning the competitive bid for Verified Identity Pass Inc. assets,
L-1 will be the exclusive provider of hardware, software, integration and operation of the new program in all airports when related contracts are finalized and the program is implemented.

●
Intelligence and cyber-related issues continue to drive momentum within government services. SpecTal (Intelligence Services) and McClendon (Engineering and Analytical Solutions) achieved the highest quarterly revenue to date. Advanced Concepts (Information Technology) was selected as a sub contractor on two new cyber-related programs and was awarded a five year sole-source contract from the U.S. Coast Guard.

●
Enrollment services received commitments for contract extensions totaling $70.0 million with State and Federal customers during the quarter. Volume continues to increase among existing contracts, with New York and Texas among the highest. For example, more than 50,000 transactions were processed in the quarter for New York. The division also continued its stewardship of the Transportation Worker identification Credential (TWIC) program, enrolling nearly 90,000 Maritime workers into the Transportation Security Administration (TSA) system.

Liquidity and Capital Resources

At the end of Q1 2010, the total principal amount of debt outstanding was $474.9 million which includes $175.0 million of convertible notes, $277.7 million in bank term loans, $20.8 million in net borrowings under the revolver and $1.4 million in other debt. Total debt outstanding reflects principal payments of $11.7 million and the Company paid approximately $6.0 million in interest. In addition, L-1 paid $11.7 million in capital expenditures primarily for investments in new State contract awards from Secure Credentialing and acquired certain assets of Retica Systems. The Company has an available revolving line of credit of $107.1 million, net of borrowings and letters of credit, subject to continuing compliance with the debt covenants.

The investment in recently awarded DMV programs is expected to be substantially completed by the end of 2010, resulting in a significant increase in free cash flow beginning at the end of 2010 and ramping significantly through 2011 and beyond.

L-1 recently amended the Credit Agreement, increasing the maximum Consolidated Leverage Ratio from 3.00:1.00 to 3.85:1.00 and reducing the minimum Consolidated Debt Service Coverage Ratio from 2.25:1.00 to 1.65:1.00 for the measurement periods ended March 31, 2010 and June 30, 2010. At March 31, 2010, the Company’s Consolidated Debt Service Coverage Ratio was 2.23:1.00 and the Consolidated Leverage Ratio was 3.17:1.00; accordingly the Company was in compliance with the amended covenants at March 31, 2010. If prior to August 31, 2010 the Company enters into a definitive agreement to sell the Company, the amended covenant ratios will remain in place through December 30, 2010, including the measurement period ending on September 30, 2010. If a definitive agreement is not executed prior to August 31, 2010, the pre-amendment covenant ratios remain in effect for the measurement period ending September 30, 2010 and thereafter and the Company expects to refinance its debt on a long-term basis.

Strategic Alternatives and Full Year Expectations

L-1 and its financial advisors are engaged in discussions with interested parties as part of the strategic alternative process. L-1 does not intend to disclose further developments during this process unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

Full year revenue is expected to be in the range of $740.0 million - $760.0 million, generating organic growth of between 12 – 15 percent. EBITDA is expected to be in the range of $110.0 million - $120.0 million. Unlevered free cash flow is expected to be between $55.0 million - $65.0 million.

LaPenta added, “Identified revenue opportunities, strong backlog and growth from existing business are expected to bolster the second half of 2010, giving us confidence in meeting expectations for the full year. Approximately $60.0 million - $80.0 million of incremental revenue above the first half estimate of $340.0 million is required to reach the Company’s full year revenue expectations. Approximately 50 percent of the incremental revenue increase will be derived from growth on existing customer contracts: $15.0 million is expected to come from a combination of increased U.S. Passport Card demand, the impact of higher per-card rates on State driver’s licenses and additional opportunities with existing DMV customers. In addition, planned enrollment services growth and increased government consulting contracts are expected to add approximately $10.0 million - $30.0 million in incremental revenue based on the ability for L-1 to add qualified resources approved by the customer on existing programs. The balance of the revenue growth is expected to come from identified Federal and International new business opportunities including HIIDE solutions, facial recognition solutions, new travel initiatives and international civil identity programs.”

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 4:00 p.m. (ET) today after its annual Shareholder meeting. The conference call will be available live over the Internet at the investor relations section of the L-1 website at http://ir.l1id.com/. To listen to the conference call, please dial (888) 562-3356, or (973) 582-2700 outside of the U.S., using passcode 65612413. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687, or (706) 645-9291 outside the U.S., using passcode 65612413.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Footnotes and Defined Terms

Adjusted EBITDA
L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. See table “Reconciliation of Adjusted EBITDA to Net Loss” for more detail. Adjusted EBITDA is calculated by adding back to net income (loss) interest-net, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, stock-based compensation expense, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest-net and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, including retirement plan contributions settled, or to be settled, in common stock and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow
Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog
L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. L-1 may not realize the full amount of revenues reflected in backlog because L-1 is subject to the risks that clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, availability of government funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, the results of L-1’s exploration of strategic alternatives, and global financial economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

ID-F
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L-1 Identity Solutions
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Revenues	$148,151	$150,189
Cost of revenues:
Cost of revenues	106,571	104,243
Amortization of acquired intangible assets	2,015	2,356
Total cost of revenues	108,586	106,599
Gross profit	39,565	43,590
Operating expenses:
Sales and marketing	10,510	9,891
Research and development	5,384	5,901
General and administrative	23,551	22,833
Acquisition related expenses and amortization of intangible assets	479	639
Total operating expenses	39,924	39,264
Operating income (loss)	(359)	4,326
Interest expense:
Contractual interest	(6,885)	(7,397)
Other financing costs	(3,237)	(3,253)
Other (expense) income, net	(173)	117
Loss before income taxes	(10,654)	(6,207)
Benefit for income taxes	3,151	2,421
Net loss	$(7,503)	$(3,786)
Less: Net income attributable to non-controlling interest	(20)	-
Net loss attributable to L-1 shareholders	$(7,523)	$(3,786)

Basic and diluted net loss per share attributable to L-1 shareholders	$(0.09)	$(0.04)

Basic and diluted weighted average shares outstanding	86,851	84,522

L-1 Identity Solutions
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,649	$6,624
Accounts receivable, net	117,312	116,353
Inventory, net	32,361	29,384
Deferred tax asset, net	11,462	11,514
Other current assets	9,485	9,249
Total current assets	173,269	173,124
Property and equipment, net	118,682	115,500
Goodwill	889,296	889,814
Intangible assets, net	103,757	102,375
Deferred tax asset, net	29,518	26,733
Other assets, net	15,027	16,279
Total assets	$1,329,549	$1,323,825
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$99,463	$110,089
Current portion of deferred revenue	17,825	19,890
Current maturity of long-term debt	28,926	27,062
Other current liabilities	7,664	6,680
Total current liabilities	153,878	163,721
Deferred revenue, net of current portion	6,403	6,676
Long-term debt, net of current maturities	430,423	419,304
Other long-term liabilities	4,390	3,663
Total liabilities	595,094	593,364
Total equity	734,455	730,461
Total liabilities and equity	$1,329,549	$1,323,825

L-1 Identity Solutions
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Cash Flow from Operating Activities:
Net loss	$(7,503)	$(3,786)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,901	9,224
Stock-based compensation costs	7,049	5,300
Benefit for non-cash income taxes	(3,151)	(2,421)
Amortization of deferred financing costs, debt discount and other	3,219	3,253
Change in operating assets and liabilities, net of effects of acquisitions	(9,160)	(312)
Net cash provided by operating activities	355	11,258

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(3,036)	(570)
Capital expenditures	(11,661)	(12,546)
Additions to intangible assets	(1,690)	(1,687)
Decrease in restricted cash	(9)	(54)
Net cash used in investing activities	(16,396)	(14,857)

Cash Flow from Financing Activities:
Net borrowings (repayments)	11,339	(130)
Debt and equity issuance costs and other	677	313
Net cash provided by financing activities	12,016	183
Effect of exchange rate changes on cash and cash equivalents	50	(89)
Net decrease in cash and cash equivalents	(3,975)	(3,505)
Cash and cash equivalents, beginning of year	6,624	20,449

Cash and cash equivalents, end of period	$2,649	$16,944

Supplemental Cash Flow Information:
Cash paid for interest	$5,996	$6,142
Cash paid for income taxes	$66	$708

L-1 Identity Solutions
Reconciliation of Adjusted EBITDA to Net Loss
(In thousands)
(Unaudited)

Historical Periods	For the Three Months Ended March 31,
	2010	2009

Net loss	$(7,503)	$(3,786)

Interest expense, net	10,121	10,605
Depreciation and amortization	9,901	9,224
Stock-based compensation expense	7,049	5,300
Benefit for income taxes	(3,151)	(2,421)
Adjusted EBITDA	$16,417	$18,922

Severance related costs	176	-
Acquisition related costs	170	334

Adjusted EBITDA, excluding certain items	$16,763	$19,256

Prospective Periods	Six Months Ended	Full Year Ending
	June 30, 2010	Dec. 31, 2010

Net Income (loss)	$(7,000) - (5,000)	$2,000 - 8,000

Interest expense, depreciation & amortization and stock-based compensation	51,000	105,000
Provision (benefit) for income taxes	(2,000) - (1,000)	3,000 - 7,000

Adjusted EBITDA	$42,000 - 45,000	$110,000 - 120,000

L-1 Identity Solutions
Unlevered Free Cash Flow
(In thousands)
(Unaudited)

Historical Periods	Three Months Ended
March 31, 2010
Cash flow from operating activities	$355
Interest paid, net	5,996
Taxes and other	66
Capital expenditures	(11,661)

Unlevered free cash flow	$(5,244)

Prospective Periods	Year Ending
Dec. 31, 2010
Cash flow from operating activities	$82,000 - 92,000
Interest paid, net	30,000
Taxes	3,000
Capital expenditures	(60,000)

Unlevered free cash flow	$55,000 - 65,000